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                                   EXHIBIT 4.9


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                              CONSULTING AGREEMENT

         This Agreement made this 25th day of April, 1997, by and between Joel Brownstein ("Consultant") and United Petroleum Corporation a Delaware corporation ("UPET").

RECITALS:

A. Consultant is an individual engaged in advising and assisting business entities in mergers, acquisitions and the financing of such transactions; and has substantial experience in such matters and the sources to assist in completing these types of transactions; and in dealing with brokers, dealers and underwriters.

B. UPET is a publicly traded corporation, currently listed on the NASDAQ Small Cap exchange, which is engaged, through one of its subsidiaries, in full service car washes, gasoline and convenience stores, and quick lube centers; and in another subsidiary in the drilling and production of natural gas and oil.

C. UPET is interested in the expansion of it's business through acquisitions of existing like businesses, and requires the assistance of Consultant in advising it as to, evaluating, negotiating and financing such acquisitions; in the restructuring of UPET and it's subsidiaries; and in disclosing to the public, in a appropriate and positive manner, its current and prospective operations.

         NOW THEREFORE, WITNESSETH, that in consideration of the mutual covenants contained herein and other good and valuable considerations, receipt of which is acknowledged, the parties agree as follows:

1. Engagement. UPET engages Consultant and Consultant agrees to the engagement to perform the services hereinbelow defined.

2. Scope of Agreement. Consultant agrees that it will, at the direction of the President, CEO and/or Board of Directors ("Directors") of UPET perform such services as may be requested including but not limited to: (a) identifying potential acquisition or merger candidates; (b) advising UPET on the viability of potential acquisitions or mergers; (c) advising UPET on negotiating strategies; (d) locating and arranging potential financing for identified acquisitions or mergers; and advising UPET on matters related to; (e) raising Equity or Quasi-Equity for UPET or its subsidiaries; and (f) locating and arranging Debt financing for UPET or its subsidiaries.

3. Compensation.           (a) A initial payment in the amount of $8,000, which
payment shall be payable in cash;


                           (b) UPET agrees to pay to Consultant a monthly fee in
the amount of $8,500 per month commencing 30 days from the date of this Agreement, which retainer shall be payable $3,000 in cash and $5,500 in S-8 free trading common stock of UPET. The shares to be issued shall valued at the average closing bid price for the stock based on the five days preceding

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the date on which the payment is due; which shares will be delivered to
Consultant within 8 days of the date payment is due.

                           (c) UPET agrees to pay to Consultant a (6%)
commission payable in cash for each acquisition or merger consummated by the UPET or any Affiliate of the UPET during the Term hereof as a result of the efforts and/or introduction by Consultant. The commissions shall be based upon the consideration (whether such consideration is in the form of cash, stock, notes, bonds, debentures, reserved production payments or other reserved interests or any other thing of value, or any combination of the foregoing) actually paid or agreed to be paid by the UPET or any Affiliate of the UPET in connection with an acquisition or merger, shall be paid to Consultant within ten
(10) days of the closing of the acquisition or merger, paid, which shall be chargeable to such acquisition or merger. During the initial four (4) month term, the commission shall be inclusive of any compensation due to Anthony J. Julian and James E. Talkington. Thereafter, as to any commissions due and payable to Consultant, such commissions shall exclude Anthony J. Julian and James E. Talkington.

                           (d) UPET agrees to pay to Consultant a commission
payable in cash for Equity or Quasi-Equity raised by the UPET or any Affiliate of the UPET during the Term hereof in which Consultant has performed services and participated in raising such Equity or Quasi-Equity as hereinabove defined. The commissions shall be based upon the consideration (whether such consideration is in the form of cash, stock, notes, bonds, debentures, reserved production payments or other reserved interests or any other thing of value, or any combination of the foregoing) actually paid or agreed to be paid by the UPET or any Affiliate of the UPET in connection with such Equity or Quasi-Equity, shall be paid to Consultant within ten (10) days of the closing of Equity or Quasi-Equity which shall be chargeable to such Equity or Quasi-Equity, and shall be 6% of the Equity or Quasi-Equity. During the initial four (4) month term, the commission shall be inclusive of any compensation due to Anthony J. Julian and James E. Talkington. Thereafter, as to any commissions due and payable to Consultant, such commissions shall exclude Anthony J. Julian and James E. Talkington.

                           (e) UPET agrees to pay to Consultant a commission
payable in cash for Debt raised by the UPET or any Affiliate of the UPET during the Term hereof in which Consultant has performed services and participated in raising such Debt as hereinabove defined. The commissions shall be based upon the Face Amount of such Debt (whether such Debt is in the form of cash, debentures, or any other thing of value, or any combination of the foregoing) actually paid or agreed to be paid by the UPET or any Affiliate of the UPET in connection with such Debt, shall be paid to Consultant within ten (10) days of the closing of Debt which shall be chargeable to such Debt, and shall be 2% of the Debt. During the initial four (4) month term, the commission shall be inclusive of any compensation due to Anthony J. Julian and James E. Talkington. Thereafter, as to any commissions due and payable to Consultant, such commissions shall exclude Anthony J. Julian and James E. Talkington.

                           (f) UPET agrees to reimburse Consultant for all
reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement;

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provided however, that Consultant shall obtain the prior approval of UPET as to any expenses exceeding $100.

                           (g) UPET and its board of directors agrees to grant
to Consultant the following Stock Options: (i) within 10 days of the execution of this Agreement, 250,000 options exercisable at $.50 per share, within 5 years from issue, which options shall vest upon receipt by Consultant which shall occur within two (2) weeks of the grant; and (ii) Ninety (90) days from the date of execution of this Agreement, 250,000 options exercisable at $1.00 per share, within 5 years from issue, which options shall vest upon receipt by Consultant which shall occur within two (2) weeks of the grant.

4. Confidentiality.        (a) During the Term of this Agreement and thereafter,
Consultant agrees to maintain the confidential nature of the UPET's trade secrets, including, without limitation, development ideas, acquisition strategies and plans, financial information, records, "know-how", methods of doing business, customer, supplier and distributor lists and all other confidential information of the UPET. Consultant shall not use (other than in connection with his services), in any way whatsoever, such trade secrets except as authorized in writing by the UPET. Consultant shall, upon the termination of this agreement, deliver to the UPET any and all records, books, documents or any other materials whatsoever (including all copies thereof) containing such trade secrets, which shall be and remain the property of the UPET.

                           (b) All documents, papers, materials, notes, books,
correspondence, drawings and other written and graphic records relating to the Business of the UPET which Consultant shall prepare or use, or come into contact with, shall be and remain the sole property of the UPET and, effective immediately upon the termination of this Agreement with the UPET for any reason, shall not be removed from the UPET's premises without the UPET's prior written consent.

5. Severability. If any covenant or provision contained in this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitration or judicial proceeding, a tribunal shall refuse to enforce any provision, then such unenforceable provision(s) shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.


6. Term. The term of this agreement is 4 months. This Agreement may be extended by agreement of the parties for an additional 4 month term; thereafter, this Agreement may be further extended by agreement of the parties.

7. Equitable Remedies. Consultant and UPET agree that the services to be rendered by Consultant pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Consultant to UPET pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Consultant of any of the terms of this Agreement will cause UPET great and irreparable injury and

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damage. Consultant hereby expressly agrees that UPET shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of the Confidentiality provisions of this Agreement, both pendente lite and permanently, against Consultant, as such breach would cause irreparable injury to UPET and a remedy at law would be inadequate and insufficient. Therefore, UPET may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.

8. Rights and Remedies Preserved. Nothing in this Agreement shall limit any right or remedy that UPET or Consultant may have under this Agreement or pursuant to law for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

9. No Waivers. The failure to either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

10. Notices. Any notice to be given to the UPET and Consultant under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

              If to the UPET:        United Petroleum Corporation
                                     4867 North Broadway
                                     Knoxville, Tennessee 37918
                                     Attention: Secretary
                                     Telephone: (423) 688-0582
                                     Telecopy: (423) 688-2266

              If to Consultant:      Joel Brownstein
                                     1441 3rd Avenue, Apt. 7B
                                     New York, New York 10028

                                     Telephone: (212) 734-1848
                                     Telecopy:

              AND a Copy to:         Neal S. Melnick, Esquire
                                     P.O. Box 2681
                                     Knoxville, TN 37917
                                     Telephone: (423) 525-3900
                                     Telecopy: (423) 523-2681

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

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11. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

12. Successor and Assigns. The rights and obligations of the UPET under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the UPET, including the survivor upon any merger, consolidation, share exchange or combination of the UPET with any other entity. Consultant shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by it hereunder to any person or entity.

13. Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without reference to the conflict of law principles thereof.

15. Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

16. Gender. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

17. Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

18. Prior Consent. This Agreement is subject to the written consent of due Anthony J. Julian and James E. Talkington, Jr. under a
Non-Circumvention Agreement dated January 8, 1997.

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  IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.

ATTEST:                         UNITED PETROLEUM CORPORATION
                                A Delaware Corporation,



/s/ Dwight Thomas                    By: /s/ Michael F. Thomas
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Secretary                            Title: President
                                            ------------------



/s/ illegible                          /s/ Joel Brownstein
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Witness                                  JOEL BROWNSTEIN